Exhibit 10.507

CHIRON CORPORATION

EXECUTIVE OFFICER SEVERANCE PLAN

(As Amended Effective December 1, 2005)

The purpose of this Chiron Corporation Executive Officer Severance Plan is to assist full-time executive employees who are in Salary Grades E3 and above, as may be adjusted from time to time (excluding the President and Chief Executive Officer) (the “Executive Employees”), who as a result of workforce reduction or job elimination, lose their positions with the Corporation or any of its subsidiaries (each referred to as a “Chiron Company”) which is at the time of termination designated as a Participating Company in Exhibit A, as attached hereto from time to time (each referred to as a “Participating Company”). This plan applies only to U.S.-based Executive Employees.

The plan is effective for terminations of employment that occur on or after December 1, 2003. The plan was amended effective December 1, 2005 to comply with the provisions of Section 409A of the Internal Revenue Code (the “Code”). The plan is intended to comply with the provisions of Code Section 409A and shall be administered and operated in conformity with those provisions and applicable Treasury Regulations.

ELIGIBILITY

If you are an Executive Employee of a Participating Company, you will be eligible for executive severance pay if your active employment is involuntarily terminated by your employer because of a workforce reduction or a job elimination on or after December 1, 2003 and before this plan is terminated. Except to the extent that severance is required by statute, this voluntary executive severance pay plan is in consideration of your signing a separation agreement and release which releases Chiron from any legal claims you may have against Chiron Companies, and their employees and agents.

You are not eligible for Executive Employee severance pay under the plan if:

1.                                       You voluntarily terminate employment, unless you already received notice of a qualifying involuntary termination and Chiron determines in its sole discretion that earlier voluntary termination is in the best interests of Chiron;

2.                                       You are discharged for reason other than workforce reduction or job elimination (including, but not limited to, poor performance, gross negligence or cause (including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or any unauthorized disclosure of confidential information or trade secrets or violation of company policy or rules), whether or not you had already received notice of a qualifying termination;

3.                                       You either continue employment or are offered and decline employment with a Chiron Company or any employer that acquires all or any portion of the assets or operations of a Chiron Company or ceases to be a Chiron Company;

4.                                       You are covered by any other severance pay plan or arrangement or by an employment agreement, unless and to the extent that Chiron agrees in writing; provided that in no event will benefits be payable under this plan to the extent that they would duplicate benefits payable under such other plan, arrangement or agreement.

5.                                       You are on a leave of absence (including disability leave), except to the extent permitted by Chiron in its sole discretion, or you die before you receive a severance payment under the plan;

6.                                       You are not classified by a Participating Company as an Executive Employee (whether or not such classification is subsequently deemed proper by a government agency or court); or

7.                                       You are employed by a Chiron Company or a work unit that the Plan Administrator determines is not covered by the Plan.

HOW THE PLAN WORKS

Executive Employees covered under the plan will receive eight (8) weeks of paid advance notice of a qualifying termination. The notice may be working or non-working, at the discretion of the supervisor; however, at least 6 weeks must be non-working. Termination of employment occurs at the end of this advance notice period. Following termination, a qualifying participant who properly executes a release of claims against Chiron Companies and their employees and agents in the form provided by Chiron will receive the following benefits:

1.                                       Cash Severance Amount. Cash severance will be paid equal to 6 weeks base salary and bonus per year of service. However, the total period of advance notice and severance will not be less than 26 weeks and cannot be longer than 2 years. The rate of severance pay will be determined by dividing annual base salary by 52 to determine the amount of weekly salary and adding target bonus divided by 52.

Base salary is calculated at the annualized rate paid for the payroll period immediately before the Executive Employee’s notice of termination, including any pre-tax amount the Executive Employee elected to have contributed to a 401(k) plan or to a Section 125 plan.

Bonus is the Executive Employee’s target Annual Incentive Plan (‘AIP”) bonus applicable for the period immediately before the Executive Employee’s notice of termination.

A year of service means each 12 month period of employment with a Participating Company, beginning with the Executive Employee’s most recent hire date. Years of service will not include service with a company before it becomes a Participating Company unless otherwise specified by Chiron.

2.                                       Election Between Lump Sum and Continuation of Salary and Benefits. An Executive Employee who qualifies for severance benefits may elect (in accordance with the provisions of

Paragraph 3 below) to receive those benefits either in a lump sum following termination of employment or in the form of salary continuation pursuant to the Participating Company’s normal payroll practice, beginning after termination of employment. If an Executive Employee elects to receive severance in the form of salary continuation then those Executive Employee benefits listed in Exhibit B will continue during the period of salary continuation, provided that the Executive Employee maintains his or her Executive Employee contributions and the Participating Company from which the Executive Employee terminates offers such benefits to its active Executive Employees. The period of continuation of health benefits will count towards the period for which health care coverage is required to be provided by statute under the Consolidated Omnibus Reconciliation Act. If an Executive Employee elects (or, in accordance with paragraph 3, is otherwise paid) a lump sum severance payment, no benefits continue after termination of employment, except as may otherwise be provided under the relevant benefit plans for terminations of employment generally.

3.                                       Timing of Election. The election to receive severance benefits in the form of a lump sum payment or salary continuation must be made on or prior to December 30, 2005. Such election shall be made on the forms provided by the Company and the election shall be irrevocable once made. If no election is made by an Executive Employee on or prior to December 30, 2005, any severance payments payable to such Executive Employee under the plan shall be paid in a lump sum.

4.                                       Deferred Commencement Date for Key Employees. Notwithstanding any provision to the contrary in the plan, to the extent required to avoid a prohibited distribution under Code Section 409(A)(2), no severance payments or other benefits to which the Executive Employee becomes entitled under the plan shall be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive Employee’s “separation from service” (as defined under Code section 409(A) and regulations thereunder) or (ii) the death of the Executive Employee if the Executive Employee is at the time a “key employee” within the meaning of that term under Code Section 409A. Upon the expiration of the applicable Code Section 409(A)(2) deferral period, all payments otherwise payable in a lump sum and deferred pursuant to this paragraph shall be paid in a lump sum. All payments and benefits deferred under this paragraph otherwise payable in the form of a salary continuation, shall be paid by the end of the first month following the expiration of the Code Section 409(A)(2) deferral period. In the event of the Executive Employee’s death, any amounts deferred under this paragraph shall be paid to the personal representative of the Executive Employee’s estate as soon as practicable but in all events within sixty (60) days after the date of the Executive Employee’s death.

For purposes of determining the individuals who will be key employees under the plan, the identification date shall be December 31 of each calendar year.

5.                                       Reemployment Outside of Chiron. Should an Executive Employee find other work outside of the Chiron Companies before any severance benefit has been paid under the plan then, in lieu of any other benefits under the plan, the Executive Employee will be paid a lump sum cash payment equal to one-half of the cash severance pay that would have been paid had the Executive Employee not begun such work. If the Executive Employee had elected and already started to receive salary continuation payments, then the Executive Employee’s salary continuation and benefits will stop at the point this new work begins and the lump sum cash payment will equal one-half of the remaining salary continuation that would have been paid thereafter had the Executive Employee not begun such work. An Executive Employee who is re-employed with a non-Chiron company will not be required to return any amount already received under the plan.

6.                                       Reemployment With a Chiron Company. Should an Executive Employee find work with a Chiron Company before any severance benefit has been paid under the plan, then no benefit will be payable under the plan. If salary continuation had already begun under the plan, then salary continuation and benefits will stop and no lump sum severance will be paid, but the Executive Employee will again be eligible for benefits under this plan in the event of any subsequent qualifying termination of employment while the plan is in effect. If an Executive Employee is reemployed by a Chiron Company after receiving a lump sum severance payment but before the end of the period for which the Executive Employee would have received salary continuation had he or she not elected a lump sum, Chiron will require repayment of that portion of the lump sum attributable to the remainder of that period as a condition of reemployment.

7.                                       Tuition Reimbursement. All Executive Employees who have classes in progress for which Chiron tuition reimbursement would normally apply will be provided the benefit in accordance with Chiron policy.

8.                                       Stock Options. The effect of termination of employment on an Executive Employee’s stock option will be determined by the terms of the option agreement relating to that option. The following describes the effect of termination of employment under most Chiron stock options for most types of qualifying terminations:  An Executive Employee who has unvested stock options when notice of termination is given will continue to vest in those options during the period of advance notice, but not during any subsequent salary continuation period. A stock option that is unvested at the end of the advance notice period will be cancelled. Executive Employees with vested stock options at the end of the advance notice period must exercise those options within three months after the end of the notice period or the options will be cancelled. Executive Employees with option grants that contain the retirement feature and who qualify for the retirement feature under the terms of those grants will have extended vesting and exerciseability according to the terms of each grant. Continued employment with a company that ceases to be a Chiron Company is not considered continued employment for purposes of stock option vesting or exercisability.

9.                                       Bonuses and Commissions. This plan will not affect any Executive Employee’s right to bonuses or commissions fully earned before the end of the notice period in accordance with the terms of the applicable bonus or commission plan.

10.                                 Job Search Assistance. Executive Employees will be provided with the additional benefit of job search assistance. The job search assistance will be provided as follows:

Full outplacement service including office space and clerical support for a period of six months.

11.                                 409A Compliance. Notwithstanding any other provisions to the contrary, an Executive Employee will not receive any payments or any benefits under the plan earlier than permitted by

Code Section 409A, or later than the latest day permitted by Code Section 409A in order to avoid taxation under Code Section 409A.

FAILURE TO EXECUTE A RELEASE

All benefits provided under the plan after the end of the notice period (including any lump sum severance payment, continuation of salary and\or benefits) are in consideration of your execution of a release of claims against all Chiron companies and their employees and agents in the form provided by Chiron. If you do not properly execute such a release within forty-five (45) days from the notice of your termination of employment or if you revoke it, you will not be entitled to any of the benefits of this plan, other than the period of advance notice.

OTHER IMPORTANT INFORMATION

1.                                       Plan Administrator’s Discretion. As the Plan Administrator, Chiron will have full discretionary authority to administer and interpret this plan, including, but not limited to discretionary authority to determine eligibility for benefits under the plan and the amount of benefit under the plan. Chiron may delegate administrative duties to Chiron personnel. Any such delegation will carry with it the full discretionary authority of the Administrator to carry out these duties. Any determination by the Administrator or its delegate will be final and conclusive upon all persons.

2.                                       Non-Assignability. Benefits under the plan are not assignable and will be paid when due from the general assets of Chiron or the Participating Company that employed the eligible Executive Employee.

3.                                       Confidentiality Agreements. Benefits under the plan are conditioned upon your compliance with any confidentiality agreement you have entered into with a Chiron Company.

4.                                       Coordination With Mandated Benefits. Any advance notice or benefits provided under this plan shall, to the fullest extent permitted by law, be considered to be in satisfaction of, rather than in addition to, any federal, state or local requirement to provide advance notice or severance-type benefits. To the extent that notice or benefits provided under this plan cannot be considered in satisfaction of any such requirement, the amount of notice and benefits otherwise payable under this plan shall be reduced by the amount of notice and benefits that are required to be given by federal, state or local law.

5.                                       Claims Disputes. If you believe you are entitled to a greater benefit under the plan, you may submit a signed, written application to the Plan Administrator within 90 days of your termination. You will generally be notified of the approval or denial of this application within 90 days of the date that the Plan Administrator receives the application. If your claim is denied, the notification will state specific reasons for the denial and you will have 60 days to file a signed, written request for a review of the denial with the Plan Administrator. This request should include the reasons you are requesting a review, facts supporting your request and any other relevant comments. The Plan Administrator will generally make a final, written determination of your eligibility for benefits within 60 days of receipt of your request for review.

6.                                       Amendment and Termination. Chiron reserves the right, in its sole and unlimited discretion, to amend or terminate the plan at any time and in any manner.

7.                                       Withholding Taxes. Chiron will withhold taxes and other payroll deductions from any severance payment.

8.                                       No Right to Employment. This plan does not provide you with any right to continue employment with any Chiron Company or affect the right of you or your Chiron Company employer to terminate your employment at any time, with or without cause; provided that nothing herein shall adversely affect any rights under a written employment agreement executed by the parties thereto.

9.                                       ERISA Governs. This plan is governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, to the extent applicable, the laws of the State of California. This Plan is not intended to be funded for purposes of ERISA.

10.                                 Plan Year. The Plan Year is the calendar year.

11.                                 Agent for Service of Process. The Agent for service of legal process for this plan is the General Counsel of Chiron Corporation. Process may also be served on Chiron. Chiron’s employer identification number is 94-2754624. Chiron Corporation’s address and telephone number are 4560 Horton Street, Emeryville, CA 94608, (510) 655-8729.

STATEMENT OF ERISA RIGHTS

If you are eligible for benefits under the plan, you are entitled to certain rights and protections under ERISA. You may examine (without charge) all plan documents, including documents filed with the U.S. Department of Labor, at the Human Resources Department, Chiron Corporation, 4560 Horton Street, Emeryville, CA. You may obtain copies of all plan documents and other plan information upon written request to the Plan Administrator. (The document containing this statement constitutes both the plan document and the summary plan description.)  A reasonable charge may be made for such copies.

In addition to creating rights for certain employees under the plan, ERISA imposes duties upon the people who are responsible for the operation of the plan. The people who operate the plan (called “fiduciaries”) have a duty to do so prudently and in the interest of Chiron Executive Employees who are covered by the plan. No one, including Chiron or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit to which you are entitled under the plan or from exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial and you have the right to a review of the denial.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and to pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan’s assets (if any), or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

The court will decide who will pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

You are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim for benefits.

If you have any questions about the plan you may contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.

EXHIBIT A

PARTICIPATING COMPANIES

Commencing December 1, 2003 (or as otherwise noted) and continuing thereafter until the Plan Administrator determines otherwise or the plan terminates, the following Chiron Companies shall be Participating Companies in the plan:

All Chiron Companies with U.S.-based Executive Employees, except:

PowderJect Pharaceuticals

EXHIBIT B

Executive Employee Benefits Which Continue During Salary Continuation

•                                          Medical/Dental/Vision Coverage

•                                          Reimbursement accounts (i.e., medical care account, dependent care account)

•                                          Group Life Insurance Plans (i.e., life insurance, AD&D, dependent life insurance)

•                                          Prepaid Legal

Executive Employee Benefits Which Do Not Continue During Salary Continuation

•                                          Business Travel Accident

•                                          Workers Compensation

•                                          Vacation and Sick Leave Accruals

•                                          401(k) Plan

•                                          Employee Stock Purchase Plan

•                                          Stock Options

•                                          Short and Long Term Disability (including Supplemental Long Term Disability Insurance)

•                                          Other Benefits Not Listed Above